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                                                                  EXHIBIT (A)(6)

                           CROWN MEDIA HOLDINGS, INC.
                       12700 Ventura Boulevard, Suite 100
                          Studio City, California 91604

                                                                    May 30, 2003

Dear Participant:

         We are pleased to inform you that we successfully concluded the offer to exchange eligible options to purchase shares of common stock of Crown Media Holdings, Inc. (the "Company") for shares of stock, also referred to as restricted stock units (the "Offer"). The terms and conditions of the Offer are set forth in the Offer to Exchange, dated April 30, 2003 and the related Letter of Transmittal and Restricted Stock Unit Agreement.

         The Offer expired at 11:59 p.m., Mountain Daylight Time, on May 29, 2003. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer to Exchange, the Company accepted for exchange all eligible options tendered to it by eligible employees who elected to participate in the Offer representing a total of [ ] shares of common stock and canceled all such options.

         If you elected to participate in the Offer and tendered your eligible options, you are entitled to receive restricted stock units, subject to the terms and conditions of the Offer. The Company has accepted for exchange and canceled the number of eligible options tendered by you equal to the number of options set forth on Schedule A to this letter.

         The Company's grant of restricted stock units was effective May 29, 2003 (the "replacement grant date"). The Restricted Stock Unit Agreement between you and the Company, a copy of which is hereby provided to you, is dated the replacement grant date.

         If you have any questions about your rights in connection with the grant of the restricted stock units, please contact William J. Aliber at (816) 274-4488.


                                             Sincerely,

                                        /s/ DAVID J. EVANS
                                        ---------------------------------------
                                                 David J. Evans
                                        President and Chief Executive Officer





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                                                                      SCHEDULE A

Employee Name:

Employee ID Number:

OPTION GRANT DATE          NO. OF ELIGIBLE OPTIONS TENDERED
-----------------          --------------------------------


Total number of restricted stock units granted to you on the replacement grant date: